EXHIBIT 99.2

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q3 2019.

Prior to speaking about our financials, I'd like to talk about our corporate condition and product lines plus what we think might occur over the next several quarters.

Insurance compensation from the fire has been received in full, but the accounting and tax effects of the payments will continue to distort and complicate our financials until year over year comparisons that do not contain compensation or tax adjustments are available. The first quarter this will occur is Q1 2020.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use. The attraction between the TPA and the fertilizer ions also retains the nutrients closer to the plant roots. Keeping fertilizer more easily available for crops to use, results in better yield with the same level of fertilization. We do not recommend reducing fertilizer; instead the grower obtains more salable crop per acre farmed and a more profitable operation.

TPA in agriculture has a strong economic value for all links in the sales to end user chain. Even after our margin and the distributor's profits, the grower receives a good return on his investment in our products.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and normally grow steadily but slowly. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown, evaporation and soil runoff. Both our nitrogen products are becoming well respected and sales continue to grow. They utilize much more environmentally friendly solvents than some of the competing products.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward reducing nitrogen loss through leaching and evaporation. Each of our nitrogen products are equal to, or better than, the competing products.

ENP, the October 2018 acquisition: ENP is focused on sales into the turf and golf markets, whereas, our NCS sales are into row crop agriculture - two very distinct markets. We account for ENP as a subsidiary and expect it to generate consolidated revenue of greater than $8 million in full year 2019. Historic data suggest that FSI should expect annual pretax profits of greater than $1 MM from this division with moderate annual growth. The strong quarters for ENP are 2 and 3 to match the US spring and summer. Q3 rebounded well from the weather problems encountered in the spring and ENP is positioned for growth in 2020.

Effect of the LLC investment announced in January: This investment generated quarterly cash flow and profits starting in Q1 2019 as shown in the financials. The company we invested in will also order substantially more product from us in each quarter of 2019 than it did in 2018. We expect this growth to continue for many quarters to come which will further increase revenue and profitability. The LLC has started representing more of our product line internationally with small sales already booked. We expect this to grow over several seasons and benefit our NCS division while also increasing the profits from the LLC which will show on our bottom line. It is worth noting that the seasonality of the LLC's sales is opposite to our North American sales which will tend to smooth out our quarterly revenue numbers in a positive manner. After a poor Q2, the LLC's purchases from us rebounded in Q3 as predicted and look strong for 4th quarter and on into 2020.

Watersavr(TM): News regarding Watersavr(TM) trials and sales will be released if and when it occurs. As the rest of the company grows, Watersavr(TM) will be less of a focus but will remain available for sale to existing and prospective customers.

Q4 2019 and the start of 2020

TPA, SUN 27(TM) and N Savr 30(TM) for agricultural use have peak uptake in Q1 and Q2 with early buy volumes occurring in Q4. This is expected again at the end of 2019 and the first half of 2020. Our seasonality has been significantly reduced by the ENP acquisition and the LLC investment, indicating that Q4 should be strong. This, along with Q4 sales for US early buy and winter crop programs is expected to provide growth in Q4 relative to the year earlier. It is important to remember that Q4 2018 was the first quarter that ENP was consolidated into FSI and as a result, the growth rates to be expected in Q4 and through 2020 will be at organic rather than acquisition levels.

Oil, gas and industrial sales of TPA increased compared to the previous year. Increased sales into this market vertical are expected to continue through the end of the year and through 2020. Full year 2019 revenue will increase very strongly compared to 2018 driven by; historic operations, the ENP acquisition and the January LLC investment. We expect that profits and cash flow will also increase significantly driven by the increases in top line revenue.

Tariffs: Since Sept 30th 2018, all our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. US customers have received price increases from us now that this inventory is being used. US customers have received additional price increases when we began using inventory that was subject to the 25% tariff. International customers are not charged the tariffs because we are applying for the export rebates available to recover the tariffs. To hedge against the chance of even higher tariffs, and to service the increased production in 2019, we have increased inventory substantially. As a result, the accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates can take many months to arrive after the inventory is converted and exported. The total dollar amount due back to us has become significant and continues to increase. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received.

Highlights of the financial results:

Sales for the quarter increased 94% to $7.4 million, compared with $3.82 million for Q3 2018. The result is a gain of 412 thousand or 3 cents per share in the 2019 period, compared to a loss of $145 thousand or 1 cent per share, in 2018.

Profit for the quarter and year to date is good but, operating cash flow for the 9 months [detailed in our press release yesterday] plus our investment income is the number that shows how strong we have become by joining with ENP and investing in the Florida LLC that is also a major customer.

Working capital is adequate for all our purposes and is expected to increase during 2020 as our revenue grows. We also have a line of credit with BMO Harris Bank of Chicago. We are confident that we can execute our plans with our existing capital. The ENP acquisition was funded with a loan from BMO Harris plus a convertible note to the seller and did not reduce our cash position. The LLC investment in January was made with cash on hand.

The text of this speech  will be  available  on our website by Monday,  November
18th.   Email  or  fax   copies   can  be   requested   from   Jason   Bloom  at
Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.